                                                                    Exhibit 10.4


                             EMPLOYMENT AGREEMENT

      THIS AGREEMENT made effective as of the 20th day of March, 2000 (the "Effective Date") by and between Cooperative Holdings, Inc., a Delaware corporation with its principal place of business at 412-420 Washington Avenue, Belleville, New Jersey 07109 (the "Company"), and Louis A. Lombardi, Sr. (the "Employee").

                                    WITNESSETH:

      WHEREAS, the Company desires to secure the employment of the Employee in accordance with the provisions of this Agreement; and

      WHEREAS, the Employee desires and is willing to accept employment with the Company in accordance herewith.

      NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Term. The Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company pursuant to the terms and conditions of this Agreement as President and Chief Executive Officer of the Company, or in a position at least commensurate therewith in all material respects, for a term commencing on the Effective Date hereof and expiring on the third anniversary thereof (the "Initial Term"), provided that the Employee is elected to such office, or a comparable or higher office, at the annual meeting of the Board of Directors of the Company (the "Board of Directors") during the Initial Term or any Renewal Term (as hereinafter defined) of this Agreement. If the Employee shall not be so elected at any such annual meeting of the Board of Directors, the Employee's employment hereunder shall forthwith terminate and the Company shall be obligated to compensate the Employee in accordance with Section 6(a) of this Agreement. Upon the expiration of the Initial Term, this Agreement will be renewed automatically for successive one-year periods (each, a "Renewal Term"), unless sooner terminated in accordance with the provisions of Section 5 or unless either party gives written notice of non-renewal at least four (4) months prior to the date on which the Employee's employment would otherwise end.

      2.    Positions and Duties.

      The Employee's duties hereunder shall be those which shall be prescribed from time to time by the Board of Directors in accordance with the Bylaws of the Company and shall include such executive duties, powers and responsibilities as customarily attend the offices of President and Chief Executive Officer of a company comparable to the Company. The Employee will hold, in addition to the offices of President and Chief Executive Officer of the Company, such other executive offices in the Company and its subsidiaries to which he may be elected, appointed or assigned by the Board of Directors from time to time and will discharge such executive duties in connection therewith. During the employment period, the Employee's position (including status, offices and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned immediately preceding the Effective Date. The Employee shall devote his full working time, energy and skill (reasonable absences for vacations and illness excepted), to the business of the Company as is necessary in order to perform such duties faithfully, competently and diligently; provided, however, that notwithstanding any provision in this Agreement to the contrary, the Employee shall not be precluded from devoting reasonable periods of time required for serving as a member of boards of companies or organizations which have been approved by the Board of

Directors so long as such memberships or activities do not interfere with the performance of the Employee's duties hereunder.

      3. Compensation. During the term of this Agreement, the Employee shall receive, for all services rendered to the Company hereunder, the following (hereinafter referred to as "Compensation"):

            (a) Base Salary. For the term hereof, the Employee shall be paid an annual base salary equal to Two Hundred Twenty-Five Thousand Dollars ($225,000). The Employee's annual base salary shall be payable in equal installments in accordance with the Company's general salary payment policies but no less frequently than monthly. Such base salary shall be reviewed, and any increases in the amount thereof shall be determined, by the Board of Directors or a compensation committee formed by the Board of Directors (the "Compensation Committee") at the end of each calendar year during the term hereof.

            (b) Bonuses. The Employee shall be eligible for an annual performance bonuses. The amount of such bonus, if any, shall be solely within the discretion of the Board of Directors or, if formed, the Compensation Committee thereof and shall be based upon the respective performances of the Company and the Employee during such year. Such bonus, if any, shall be paid within sixty (60) days after the end of each fiscal year of the Company. The Employee shall be eligible for and may receive other bonus compensation. The amount of such bonuses, if any, shall be solely within the discretion of the Board of Directors or, if formed, the Compensation Committee thereof.

            (c) Incentive Compensation. The Employee shall be eligible for awards from the Company's incentive compensation plans, including without limitation any stock option plans, applicable to high level executive officers of the Company or to key employees of the Company or its subsidiaries, in accordance with the terms thereof and on a basis commensurate with his position and responsibilities.

            (d) Benefits. The Employee and his "dependents," as that term may be defined under the applicable benefit plan(s) of the Company, shall be included, to the extent eligible thereunder, in any and all plans, programs and policies which provide benefits for employees and their dependents. Such plans, programs and policies may include health care insurance, long-term disability plans, supplemental disability insurance, supplemental life insurance, 401(k) plan, holidays and other similar or comparable benefits made available to the Company's employees.

            (e) Life Insurance. The Company shall provide the Employee with Fifty Thousand ($50,000) of term life insurance coverage while employed by the Company.

            (f) Expenses. Subject to and in accordance with the Company's policies and procedures, the Employee hereby is authorized to incur, and, upon presentation of itemized accounts, shall be reimbursed by the Company for, any and all reasonable and necessary business-related expenses, which expenses are incurred by the Employee on behalf of the Company or any of its subsidiaries.

      4. Absences. The Employee shall be entitled to vacations, absences because of illness or other incapacity, and such other absences, whether for holiday, personal time, or for any other purpose, as set forth in the Company's employment manual or current procedures and policies, as the case may be, as same may be amended from time-to-time.

      5. Termination. In addition to the events of termination and expiration of this Agreement provided for in Section 1 hereof, the Employee's employment hereunder may be terminated only as follows:

            (a) Without Cause. The Company may terminate the Employee's employment hereunder without cause only upon action by the Board of Directors, and upon no less than ninety (90) days prior written notice to the Employee. The Employee may terminate employment hereunder without cause upon no less than ninety (90) days prior written notice to the Company.

            (b) For Cause, by the Company. The Company may terminate the Employee's employment hereunder for cause immediately and with prompt notice to the Employee, which cause shall be determined in good faith solely by the Board of Directors. "Cause" for termination shall include, but is not limited to, the following conduct of the Employee:

                  (1) Willful or prolonged absence from work by the Employee (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Employee to perform his duties and responsibilities or to follow the reasonable directions of the Board of Directors within ten (10) business days after receipt by the Employee of written notice of such failure;

                  (2) Misconduct by the Employee in connection with his employment, including but not limited to: misappropriating any funds or property of the Company; attempting to willfully obtain any personal profit from any transaction in which the Employee has an interest which is adverse to the interests of the Company; or any other intentional act or omission which substantially impairs the Company's ability to conduct its ordinary business in its usual manner;

                  (3) The Employee's conviction of, or plea of nolo contendre to, any crime constituting a felony under the laws of the United States or any State thereof, or any crime constituting a misdemeanor under any such law involving moral turpitude;

                  (4) Breach by the Employee of any of the terms of or covenants contained in this Agreement; or

                  (5) Any other act or omission which subjects the Company or any of its subsidiaries to substantial public disrespect, scandal or ridicule.

            (c) For Good Reason by Employee. The Employee may terminate his employment hereunder for good reason immediately and with prompt notice to the Company. "Good reason" for termination by the Employee shall include, but is not limited to, the following conduct of the Company:

                  (1) Material breach of any provision of this Agreement by the Company, which breach shall not have been cured by the Company within thirty (30) days of receipt of written notice of said breach;

                  (2) Failure to maintain the Employee in a position commensurate with that referred to in Section 2 of this Agreement; or

                  (3) The assignment to the Employee of any duties inconsistent with the Employee's position, authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a diminution of such position, authority, duties or responsibilities, excluding for this purpose any isolated action not taken in bad faith and which is promptly remedied by the Company after receipt of notice thereof given by the Employee.

      It is understood and agreed that it shall not be "good reason" for termination by the Employee if in the event of a Change in Control (as hereinafter defined in Section 7) the Employee is offered a position commensurate with his position with the Company immediately prior to the Change in Control with the company, division, subsidiary or business unit whose business is comprised of the former operations of the Company.

            (d) Death. The period of active employment of the Employee hereunder shall terminate automatically in the event of his death.

            (e) Disability. In the event that the Employee shall be unable to perform duties hereunder for a period of one hundred eighty (180) consecutive calendar days or two hundred and seventy (270) work days within any three hundred and sixty (360) consecutive calendar days by reason of disability as a result of illness, accident or other physical or mental incapacity or disability, the Company may, in its discretion, by giving written notice to the Employee, terminate the Employee's employment hereunder as long as the Employee is still disabled on the effective date of such termination.

            (f) Mutual Agreement. This Agreement may be terminated at any time by mutual agreement of the Employee and the Company.

      6. Compensation in the Event of Termination. In the event that the Employee's employment pursuant to this Agreement terminates prior to the end of the term of this Agreement because he is not reelected pursuant to Section 1 or for a reason provided in Section 5 hereof, the Company shall pay the Employee compensation as set forth below:

            (a) Employee not Elected by Board of Directors; By Employee for Good Reason; By Company Without Cause; Death or Disability. In the event that the Employee's employment hereunder is terminated: (i) because the Employee is not elected to the offices of President and Chief Executive Officer of the Company, or in a position at least commensurate therewith in all material respects, at any annual meeting of the Company's Board of Directors during the term of this Agreement, as contemplated by Section 1 hereof; (ii) by the Employee for good reason pursuant to Section 5(c) hereof; (iii) by the Company without cause; (iv) because of the death of the Employee; or (v) by the Company pursuant to Section 5(e) hereof, then the Company shall continue to pay or provide, as applicable, the following compensation to the Employee:

                  (1) Monthly base salary as set forth in Section 3(a) hereof; and

                  (2) Continuing coverage, but only to the extent required by law, for the Employee and his eligible dependents under all of the Company's benefit plans, programs and policies in effect as of the date of termination.

                  Such compensation shall continue to be paid or provided, as applicable, in the same manner as before termination, and for a period of time ending on the later to occur of (A) the date which is twelve (12) months after the date of termination or (B) the date upon which the term of this Agreement would otherwise have expired in accordance with Section 1 hereof.


      (b) By Company For Cause or By Employee Without Good Reason. In the event that (i) the Company shall terminate the Employee's employment hereunder for cause pursuant to Section 5(b) hereof or (ii) the Employee shall terminate employment hereunder without "good reason" as provided in Section 5(c) hereof, the Company shall not be obligated to pay the Employee any compensation except for salary and other Compensation which may have been earned and are due and payable but which have not been paid as of the date of termination.

      7.    Change of Control.

            (a) The term "Change in Control" as used in this Agreement shall mean the first to occur of any of the following:

                  (i) the effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) pursuant to which the Company (1) becomes a subsidiary of another corporation or entity;
(2) is merged or consolidated with or into another corporation or entity; (3) engages in an exchange of shares with another corporation or an exchange of interests with another entity; or (4) transfers, sells or otherwise disposes of all or substantially all of its assets to a single purchaser (other than the Employee) or a group of purchasers (none of whom is the Employee); provided, however, that this Subsection shall not be applicable to a transaction or series of transactions in which a majority of the capital stock of the other corporation, following such transaction or series of transactions, is owned or controlled by the holders of a majority of the Company's outstanding capital stock immediately before such sale, transfer or disposition; or

                  (ii) The date upon which any person (other than the Employee), group of associated persons acting in concert (none of whom is the Employee), or corporation or other entity becomes a direct or indirect beneficial owner of shares of stock of the Company representing an aggregate of more than fifty percent (50%) of the votes then entitled to be cast at an election of directors of the Company; or

                  (iii) The date upon which the persons who were members of the Board of Directors of the Company as of the date hereof (the "Original Directors") cease to constitute a majority of the Board of Directors; provided, however, that any new director whose nomination or selection has been approved by the affirmative vote of at least three of the Original Directors then in office shall also be deemed an Original Director.

            (b) If, during the six-month period either immediately preceding or immediately following a Change in Control, the Employee's employment with the Company is terminated for any reason other than pursuant to Sections 5(b), (d) or (e) hereof or a termination without cause by the Employee pursuant to Section 5(a), then, in addition to the amounts payable under Section 6 hereof, the Company shall pay the Severance Amount (hereinafter defined) within thirty (30) days of the occurrence of the Change in Control, or, in the event such termination occurred during the six-month period following the occurrence of the Change in Control, within thirty (30) days after the effective date of the Employee's termination. For purposes of this Agreement, Severance Amount shall mean an amount equal to twelve (12) times the rate of the Employee's monthly regular compensation as in effect immediately prior to the Employee's termination or immediately prior to the Change in Control, as applicable.

      8. Effect of Termination. In the event of expiration or early termination of this Agreement as provided herein, neither the Company nor the Employee shall have any remaining duties or obligations hereunder except that the Company shall:

                  (a) Pay the Employee's accrued and unpaid salary and any other accrued and unpaid benefits under Section 3 hereof;

                  (b) Reimburse the Employee for expenses already incurred in accordance with Section 3(e) hereof;

                  (c) To the extent required by law, pay or otherwise provide for any benefits, payments or continuation or conversion rights in accordance with the provisions of any benefit plan of which the Employee or any of his dependents is or was a participant; and

                  (d) Pay the Employee or his beneficiaries any compensation due pursuant to Sections 6 and 7 hereof, if any.

      9. Non-Competition. The Employee acknowledges that he has gained and will gain extensive and valuable experience and knowledge in the business conducted by the Company and has been and will have extensive contacts with its customers. Accordingly, the Employee covenants and agrees that he shall not compete directly or indirectly with the Company, either during the term of his employment or during the twelve (12) month period immediately thereafter and shall not during such period make public statements in derogation of it. For the purposes of Sections 9, 10, 11, 12 and 13, the word "Company" shall be deemed to include subsidiaries, parents and its affiliates. Competing directly or indirectly shall mean engaging or having a material interest, directly or indirectly, as owner, employee, officer, director, partner, venturer, stockholder, capital investor, consultant, agent, principal, advisor or otherwise, either alone or in association with others, in the operation of an entity engaged in the business of providing telecommunications services within thirty (30) miles of the Company's home office or on an Internet Web Site. Competing directly or indirectly with the Employer as used in this Agreement, shall be deemed not to include an ownership interest as an inactive investor, which for purposes of this Agreement shall mean the beneficial ownership of less than five percent (5%) of the outstanding shares of any series or class of securities of any competitor of the Company, which shares are publicly traded in the securities markets.

      10. Non-Solicitation. The Employee acknowledges that he has had and will have extensive contacts with employees and customers of the Company. Accordingly, the Employee covenants and agrees that during the term of his employment and during the twelve (12) month period immediately thereafter he will not (a) solicit any of the employees of the Company who were employed by the Company during the time when the Employee was employed, to leave the Company, (b) interfere with the relationship of the Company with any such employees or (c) personally target or solicit customers of the Company.

      11. Blue Pencil Provision. The Employee acknowledges that the time periods and geographic area of restriction imposed by Sections 9 and 10 are fair and reasonable and are reasonably required for the protection of the Company. If any part or parts of Sections 9 or 10 shall be held to be unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part hereof. If any of the provisions of Sections 9 or 10 relating to the periods or geographic area of restriction shall be deemed to exceed the maximum periods of time or area which a court of competent jurisdiction would deem enforceable, the times and area shall, for the purposes of Sections 9 and 10, be deemed to be the maximum time periods and area which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

      12. Confidentiality. The Employee acknowledges that he has had and will have access to certain information related to the business, operations, future plans and customers of the Company, the disclosure or use of which could cause it substantial losses and damages. Accordingly, the Employee covenants that during the term of his employment with the Company and thereafter he will keep confidential all information and documents furnished to him by or on behalf of the Company and not use the same to his advantage, except to the extent such information or documents are or thereafter become lawfully obtainable from other sources or are in the public domain through no fault on his part or is consented to in writing by the Company. Upon termination of his employment, the Employee shall return to the Company all records, lists, files and documents which are in his possession and which relate to the Company.

      13. Right to Injunctive Relief. The Employee agrees and acknowledges that a violation of the covenants contained in Sections 9, 10, 11 and 12 of this Agreement will cause irreparable damage to the Company, and that it is and will be impossible to estimate or determine the damage that will be suffered by it in the event of a breach by the Employee of any such covenant. Therefore, the Employee further agrees that in the event of any violation or threatened violation of such covenants, the Company shall be entitled as a matter of course to an injunction out of any court of competent jurisdiction restraining such violation or threatened violation by the Employee, such right to an injunction to be cumulative and in addition to whatever other remedies the Company may have.

      14. Representation by the Employee. The Employee hereby represents and warrants that the execution of this Agreement and the performance of his duties and obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or by which he is bound, and that he is not now subject to any covenant against competition or similar covenant which would affect the performance of his duties hereunder.

      15. Resolution of Differences Over Breaches of Agreement. Except as otherwise provided herein, any controversy or claim arising out of, or relating to, this Agreement, or the breach hereof, shall be reviewed in the first instance in accordance with the Company's internal review procedures, if any, with recourse thereafter--for temporary or preliminary injunctive relief only--to the courts having jurisdiction thereof, and if any relief other than injunctive relief is sought, then to arbitration in Essex County, New Jersey in accordance with the rules of the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

      16. Waiver. The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by a party hereto.

      17. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly assume its obligations hereunder. This Agreement shall inure to the benefit of and be enforceable by the Employee or his legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. The Employee may not assign any of his duties, responsibilities, obligations or positions hereunder to any person and any such purported assignment by him shall be void and of no force and effect.

      18. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested--in the case of the Employee, to his residence address as set forth below, and in the case of the Company, to the address of its principal place of business as set forth below, in care of the Board of Directors--or to such other person or at such other address with respect to each party as such party shall notify the other in writing.

      19.   Construction of Agreement.

            (a) Governing Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the internal laws of the State of New Jersey without reference to its principles regarding conflicts of law.

            (b) Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            (c) Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

      20. Entire Agreement. This Agreement contains the entire agreement of the parties concerning the Employee's employment and all promises, representations, understandings, arrangements and prior agreements, including without limitation all offer letters and side letters, on such subject are merged herein and superseded hereby. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought. No person acting other than pursuant to a resolution of the Board of Directors shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto or to exercise any of the Company's rights to terminate or to fail to extend this Agreement.

      21. Survival of Certain Provisions. Sections 6 and 7 hereof shall survive termination of this Agreement and shall continue to be effective so long as the Employee is employed by the Company in any capacity.

                               ******************

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and attested by its duly authorized officers, and the Employee has set his hand, all as of the day and year first above written.


ATTEST:                             COOPERATIVE HOLDINGS, INC.





/s/ Jay Brzezanski                  By: /s/ Louis A. Lombardi, Jr.
__________________________             _____________________________
Jay Brzezanski, Secretary                 Louis A. Lombardi, Jr.
                                          Chief Operating Officer



                                    Address: 412-420 Washington Avenue
                                             Belleville, New Jersey 07109



WITNESS:                            EMPLOYEE




/s/ Dawn Androsky                   /s/ Louis A. Lombardi, Sr.
__________________________          _______________________________
                                    Louis A. Lombardi, Sr.



                                    Address:  33 Crest Road
                                              Middletown, New Jersey  07748